Exhibit (a)(1)(F)

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue Phone 212 325 2000 New York, NY 10010-3629 www.credit-suisse.com

Voluntary Public Takeover Offer (Cash Offer)

for

All Bearer Shares

With No Par Value,

Including those Represented by

American Depositary Shares,

of

Schering Aktiengesellschaft

Pursuant to the Offer Document published on April 13, 2006

at

EUR 86.00 PER SHARE

by

Dritte BV GmbH

a wholly owned subsidiary of

Bayer Aktiengesellschaft

THE ACCEPTANCE PERIOD (AS DEFINED IN THE OFFER DOCUMENT) WILL EXPIRE ON WEDNESDAY, MAY 31, 2006 (24:00 HOURS FRANKFURT AM MAIN (FEDERAL REPUBLIC OF GERMANY) LOCAL TIME ("FRANKFURT TIME"), 6:00 P.M. NEW YORK (U.S.A.) LOCAL TIME ("NEW YORK TIME")), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED. IF THE CONDITIONS TO THE OFFER (AS DEFINED BELOW) ARE SATISFIED OR, IF PERMISSIBLE, WAIVED AT THE EXPIRATION OF THE ACCEPTANCE PERIOD (OTHER THAN THE CONDITION SET FORTH IN SECTION 6.1.2 OF THE OFFER DOCUMENT), AN ADDITIONAL ACCEPTANCE PERIOD (AS DEFINED IN THE OFFER DOCUMENT) WILL CONTINUE FOR A TWO WEEK PERIOD EXPECTED TO COMMENCE ON FRIDAY, JUNE 9, 2006 AND EXPIRE ON THURSDAY, JUNE 22, 2006 (24:00 HOURS FRANKFURT TIME, 6:00 P.M. NEW YORK TIME).

HOLDERS OF SHARES (AS DEFINED BELOW) AND ADSs (AS DEFINED BELOW) WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE ACCEPTANCE PERIOD, INCLUDING ANY EXTENSION THEREOF. SEE SECTION 14 OF THE OFFER DOCUMENT FOR A DESCRIPTION OF WITHDRAWAL RIGHTS THAT WILL APPLY FOLLOWING EXPIRATION OF THE ACCEPTANCE PERIOD.

April 13, 2006

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Dritte BV GmbH, a German limited liability company (the "Bidder") and a wholly-owned subsidiary of Bayer Aktiengesellschaft, a German stock corporation ("Bayer"), to act as Dealer Manager in the United States in connection with the Bidder's offer (together with any amendments or supplements thereto, the "Offer") to acquire all outstanding bearer shares with no par value ("Shares"), including Shares represented by American Depositary Shares ("ADSs"), of Schering Aktiengesellschaft, a German stock corporation ("Schering"), at a purchase price of EUR 86.00 per Share in cash (such amount being referred to herein as the "Offer Price") upon the terms and subject to the conditions set forth in the Offer Document published on April 13, 2006 (the "Offer Document") and (i) with respect to holders of Shares (but not ADSs) resident in the United States ("U.S. Shareholders"), in the U.S. Declaration of Acceptance (the "U.S. Declaration of Acceptance") and (ii) with respect to holders of ADSs, in the ADS Letter of Transmittal (the "ADS Letter of Transmittal"). This letter applies only to Shares held by U.S. Shareholders and ADSs (collectively, "U.S. Securities").

The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn at the expiration of the Acceptance Period at least 143,250,656 Shares, including those represented by ADSs, constituting at least 75% of the 191,000,875 outstanding Shares (including those represented by ADSs and 555,375 Shares issuable upon the exercise of certain options, but excluding 3,554,500 treasury Shares) and (2) the receipt of clearance from the European Commission and the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. The Offer is also subject to certain other conditions contained in the Offer Document. See Section 6.1 of the Offer Document.

For your information and for forwarding to your clients for whom you hold Shares or ADSs registered in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  the Offer Document;

  2.
  the U.S. Declaration of Acceptance;

  3.
  the ADS Letter of Transmittal;

  4.
  a Notice of Guaranteed Delivery to be used to accept the Offer if procedures set forth in the Offer Document cannot be completed prior to the expiration of the Acceptance Period or the Additional Acceptance Period (for use only by holders of ADSs or Shares to be tendered through The Bank of New York (the "U.S. Settlement Agent"));

  5.
  a printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  6.
  a printed form of letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  7.
  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  8.
  a return envelope.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE ACCEPTANCE PERIOD WILL EXPIRE ON WEDNESDAY, MAY 31, 2006 (24:00 HOURS FRANKFURT TIME, 6:00 P.M. NEW YORK TIME), UNLESS THE ACCEPTANCE PERIOD IS EXTENDED. IF THE CONDITIONS TO THE OFFER ARE SATISFIED OR, IF PERMISSIBLE, WAIVED AT THE EXPIRATION OF THE ACCEPTANCE PERIOD (OTHER THAN THE CONDITION SET FORTH IN SECTION 6.1.2 OF THE OFFER DOCUMENT), AN ADDITIONAL ACCEPTANCE PERIOD WILL CONTINUE FOR A TWO WEEK PERIOD EXPECTED TO COMMENCE ON FRIDAY, JUNE 9, 2006 AND EXPIRE ON THURSDAY, JUNE 22, 2006 (24:00 HOURS FRANKFURT TIME, 6:00 P.M. NEW YORK TIME).

HOLDERS OF SHARES AND ADSs WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER DURING THE ACCEPTANCE PERIOD, INCLUDING ANY EXTENSION THEREOF. SEE SECTION 14 OF THE OFFER DOCUMENT FOR A DESCRIPTION OF WITHDRAWAL RIGHTS THAT WILL APPLY FOLLOWING EXPIRATION OF THE ACCEPTANCE PERIOD.

The Bidder will not pay any fees or commissions to any broker or dealer or other person (other than to custodian institutions that are participants in the Clearstream Banking AG system with respect to Shares held in that system, Credit Suisse Securities (Europe) Limited as a settlement agent for the Shares (the "Settlement Agent"), the U.S. Settlement Agent, Innisfree M&A Incorporated (the "Information Agent") and the Dealer Manager, each as described in the Offer Document) for soliciting tenders of Shares, including Shares represented by ADSs, pursuant to the Offer. The Bidder will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers. Fees for the cancellation of the ADSs will be borne by the Bidder.

The Dealer Manager is not making any recommendation to the equity holders of Schering as to whether to tender or refrain from tendering their U.S. Securities. Holders of U.S. Securities must make their own decision as to whether to tender their U.S. Securities. Holders of U.S. Securities should discuss whether to tender their U.S. Securities with their brokers or other financial and tax advisers.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer Document, or the undersigned at 1-800-318-8220 (toll free).

Very truly yours,
Credit Suisse Securities (USA) LLC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE BIDDER, BAYER, SCHERING, THE DEALER MANAGER, THE SETTLEMENT AGENT, THE INFORMATION AGENT, THE U.S. SETTLEMENT AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.